Exhibit 99.1

Physicians Formula Holdings, Inc. Announces Fourth Quarter and Year End
Results; Provides First Quarter and Full Year Guidance for 2007

AZUSA, CA (March 12, 2007) — Physicians Formula Holdings, Inc. (NASDAQ: FACE) (“Physicians Formula” or the “Company”) today announced financial results for the fourth quarter and fiscal year ended December 31, 2006.

Fourth Quarter 2006 Compared to Fourth Quarter 2005:

•                  Net sales increased 23% to $26.5 million from $21.6 million.

•                  Net (loss) per basic share was $(0.29), in line with Company guidance, and includes $0.51 per share of non-recurring one-time items and non-cash compensation expense.  Excluding these items, net income per basic share would have been $0.22 for the fourth quarter 2006.

“We delivered solid net sales growth for the quarter and the year, with net sales in the fourth quarter slightly higher than anticipated due to stronger than expected demand for new products in December and earnings at the upper end of our previous guidance.  We are pleased with our 29% increase in retail sales in the Face category and 17% increase in retail sales in the Eye category for the 52 weeks ended January 27, 2007 as reported by ACNielsen,” stated Ingrid Jackel, Chief Executive Officer of Physicians Formula.  “For fiscal year 2006, our total distribution, measured by stores multiplied by stock keeping units, increased by 23% to 3.2 million, compared to 2.6 million in 2005.  We achieved this growth by increasing the number of U.S. stores in which we sell our products by 10%, to 24,000, and by increasing the average SKUs per store by 13%, to 134.”

Ms. Jackel continued, “The current “sell-in” period is going well and we have gained additional shelf space during this important season as our new and existing problem- solution products continue to perform well.  We remain focused on increasing our market share through the introduction of new products, and by further penetration of existing and new channels of distribution.”

“As anticipated, gross margins in the fourth quarter increased to 54% compared to 53% in the third quarter of 2006, due primarily to a reduction in inventory writedowns,” commented Joseph Jaeger, Chief Financial Officer.

The Company reported net sales of $95.4 million for the fiscal year ended December 31, 2006, an increase of approximately 21% from $78.7 million for 2005.  The increase was primarily due to the growth in sales of face and eye makeup products, as the Company continued to expand its distribution throughout its sales channels and increase awareness through increased marketing spending. Net income available for common stockholders for the fiscal year ended December 31, 2006 was $0.6 million, or $0.06 per basic share, on approximately 10.9 million shares outstanding, compared to $4.7 million, or $0.47 per basic share, on approximately 10.1 million shares outstanding for the same period in 2005.  Included in net income per share is $0.58 of non-recurring cash and non-cash expenses related to the Company’s initial public offering in November 2006.  Excluding these items, net income per basic share would have been $0.64 for fiscal year 2006.

The Company’s income from operations and net income for the fourth quarter and for the fiscal year ending December 31, 2006 were negatively affected by non-cash charges for stock-based compensation before tax of approximately $9.2 million recorded as compensation expense in selling, general and administrative expenses, special bonuses paid in conjunction with the initial public offering before tax of $0.3 million and the non-cash write-off of capitalized bank fees associated with the repayment of the Company’s prior senior credit agreement and the repurchase of the Company’s senior subordinated notes before tax of approximately $1.0 million.  These one-time items negatively affected net income per diluted share for the fiscal year 2006 by $0.55.  Excluding these items, net income per diluted share for the fiscal year 2006 would have been $0.60.

Outlook

The Company currently anticipates net sales for the first quarter of 2007 will be in the range of approximately $33.0 million to $34.0 million, an increase of approximately 19% to 23% over the same period a year ago.  Net income per basic share for the first quarter 2007 is expected to be in the range of $0.26 to $0.29 on approximately 13.8 million shares on a weighted-average common share basis. The net income per basic share outlook includes estimated non-cash charges for stock-based compensation before tax of approximately $0.03 per share.

For the fiscal year ending December 31, 2007, the Company anticipates net sales will be in the range of approximately $113.0 million to $116.0 million, an increase of approximately 19% to 22% over the same period a year ago.   Net income per basic share for the fiscal year 2007 is expected to be in the range of $0.74 to $0.79 on approximately 13.8 million shares on a weighted-average common share basis.  Net income per diluted share for the fiscal year 2007 is expected to be in the range of $0.71 to $0.76 on approximately 14.5 million shares on a weighted-average common share basis. The net income per share outlook includes estimated non-cash charges for stock-based compensation before tax of approximately $0.15 per basic share, or approximately $0.14 per diluted share.

The Company expects its 2007 estimated income tax rate to be approximately 40.0%.

U.S. Market Share Data ($ Share)

The Company defines the masstige market as products sold in the mass market channel under the following premium-priced brands: Physicians Formula, Almay, L’Oreal, Max Factor, Neutrogena, Revlon and Vital Radiance.  The following table sets forth the market position and approximate share, based on retail sales, of the Company’s products in total and for selected categories within the masstige market, as the Company defines it, based on ACNielsen(1) data for the 52 weeks ended January 27, 2007.

	52 Weeks Ended January 27, 2007
	Masstige ($ Share)	% Change vs. Prior Year ($ Share)
Total Company	7.1%	26%

Face	12.8%	29%
Eye	5.3%	17%

(1)                                  ACNielsen is an independent research entity.  ACNielsen data does not include Wal-Mart, which is the Company’s largest customer.

Non-GAAP Financial Measures

Physicians Formula presents net income per share on an adjusted basis to exclude the impact of certain one-time charges incurred in connection with its initial public offering in the fourth quarter of 2006.  This presentation is not in accordance with generally accepted accounting principles in the United States (“GAAP”).  The one-time charges that are excluded from adjusted net income per share are: a non-cash charge for stock-based compensation, special bonuses paid in conjunction with the initial public offering and the non-cash write-off of capitalized bank fees associated with the repayment of indebtedness under the Company’s prior senior credit agreement and the repurchase of the Company’s senior subordinated notes.  For purposes of adjusted net income per share, the adjusted pre-tax result is then further adjusted for a provision for income taxes at an assumed tax rate of 39%.  The Company presents adjusted net income per share because the Company believes that adjusted net income per share can facilitate a comparison of the Company’s current results with the Company’s historical results without regard to certain one-time items which do not directly affect the Company’s ongoing operating performance or, in the case of stock-based compensation expense and write-off of capitalized bank fees, the Company’s cash flows.  The Company also believes that it is useful to investors to provide disclosure of the Company’s results on the same basis as that used by its management.

Adjusted net income per share has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for, analysis of the Company’s results as reported under GAAP.  Because of these limitations, adjusted net income per share should not be considered as a replacement for net income (loss) per share on a GAAP basis.  The Company compensates for these limitations by relying primarily on its GAAP results and using adjusted net income per share only supplementally.

Reconciliations of net (loss) income per share to adjusted net income per share in accordance with GAAP are presented below:

	Three Months Ended December 31, 2006	Year Ended December 31, 2006
	Basic	Basic	Diluted
Net (Loss) Income per Share	($0.29)	$0.06	$0.05
Adjustments to Net Income (Loss) per Share for Non-Recurring Items:
Stock-Based Compensation Expense	0.74	0.84	0.80
Special Bonuses	0.02	0.02	0.02
Write-Off of Capitalized Bank Fees	0.08	0.09	0.09
Tax Effect of Adjustments	(0.33)	(0.37)	(0.36)
Adjusted Net Income per Share	$0.22	$0.64	$0.60

Conference Call

The conference call is scheduled to begin at 2:00 p.m. Pacific Time on Monday, March 12, 2007.  Participants may access the call by dialing 800-811-8824 (domestic) or 913-981-4903 (international).  In addition, the call will be webcast via the Company’s Web site at www.physiciansformula.com, Investor Relations, where it will also be archived.  A telephone replay will be available through Monday, March 26, 2007.  To access the replay, please dial 888-203-1112 (domestic) or 719-457-0820 (international), passcode 6654826.

About Physicians Formula Holdings, Inc.

Physicians Formula is one of the fastest growing cosmetics companies operating in the mass market prestige, or “masstige”, market.  Under its Physicians Formula brand name, created in 1937, the Company develops, markets and distributes innovative, premium priced products for the mass market channel.  Physicians Formula differentiates itself by addressing skin imperfections through a problem-solving approach, rather than focusing on changing fashion trends.  Currently, Physicians Formula products are sold in over 24,000 stores throughout the U.S. including stores operated by Wal-Mart, Target, CVS, Walgreens and Albertsons.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, forward-looking statements can be identified by words such as “anticipates,” “estimates”, “expects,” “believes,” “plans,” “predicts,” and similar terms.  These forward-looking statements are based on current expectations, estimates and projections about the Company’s business and its industry, based on management’s beliefs and assumptions.  Forward-looking statements are not guarantees of future performance and the Company’s actual results may differ significantly from the results discussed in the forward-looking statements.  Factors that might cause such differences include, but are not limited to: the demand for the Company’s products; the Company’s ability to expand its product offerings; the competitive environment in the Company’s business; the Company’s operations and ability to achieve cost savings; the effect of technological and regulatory changes; the Company’s cash needs and financial performance; changes in general economic or market conditions; and other factors discussed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Risk Factors contained in the Company’s Quarterly Report 10-Q on file for the three months ended September, 30, 2006, filed December 21, 2006, and available at www.physiciansformula.com and the SEC’s website at www.sec.gov.  You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement.  Unless otherwise required by law, the Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.

PHYSICIANS FORMULA HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars in thousands, except per share data)

	Three Months-Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005

NET SALES	$26,540	$21,624	$95,405	$78,706
COST OF SALES	12,114	9,608	41,943	32,082

GROSS PROFIT	14,426	12,016	53,462	46,624
SELLING, GENERAL & ADMINISTRATIVE EXPENSES	18,370	7,441	45,191	31,252

INCOME FROM OPERATIONS	(3,944)	4,575	8,271	15,372
INTEREST EXPENSE	2,176	1,085	7,633	2,708
OTHER INCOME	(4)	23	(39)	(88)

INCOME BEFORE INCOME TAXES	(6,116)	3,467	677	12,752
PROVISION FOR INCOME TAXES	(2,458)	1,333	71	4,929

NET INCOME	(3,658)	2,134	606	7,823

ALLOCATION OF INCOME TO PREFERRED STOCKHOLDERS	—	687	—	3,145

NET INCOME AVAILABLE FOR COMMON STOCKHOLDERS	$(3,658)	$1,447	$606	$4,678

NET INCOME PER COMMON SHARE:
Basic	$(0.29)	$0.14	$0.06	$0.47
Diluted	$(0.29)	$0.12	$0.05	$0.40

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING:
Basic	12,405,436	10,051,750	10,900,919	10,051,750
Diluted	12,405,436	11,587,938	11,387,033	11,554,538

PHYSICIANS FORMULA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(dollars in thousands, except share data)

	December 31,
	2006	2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$26	$20
Accounts receivable, net of allowance for bad debts of $348 and $254	26,654	20,404
Inventories	23,472	17,377
Prepaid expenses and other current assets	1,775	1,618
Deferred income taxes—net	5,139	3,902
Total current assets	57,066	43,321

PROPERTY AND EQUIPMENT—Net	2,506	2,261
OTHER ASSETS—Net	968	1,675
INTANGIBLE ASSETS—Net	56,311	58,076
GOODWILL	17,463	17,463

TOTAL	$134,314	$122,796

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Bank overdraft	$—	$177
Accounts payable	12,670	7,232
Accrued expenses	1,915	2,690
Trade allowances	3,479	4,027
Sales returns reserve	9,440	6,989
Income taxes payable	378	2,339
Line of credit borrowings	7,522	8,769
Current portion of long-term debt	2,063	4,177

Total current liabilities	37,467	36,400

DEFERRED COMPENSATION	721	597
DEFERRED INCOME TAXES-Net	21,617	22,977
LONG-TERM DEBT	12,937	58,036

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:

Series A preferred stock, $.01 par value—10,000,000 shares authorized, 0 and 0 shares issued and outstanding	—	—
Common stock, $.01 par value—50,000,000 shares authorized, 13,843,056 and 10,051,750 shares issued and outstanding	138	100
Additional paid-in capital	57,047	905
Retained earnings	4,387	3,781

Total stockholders’ equity	61,572	4,786

TOTAL	$134,314	$122,796

Contact:	John Mills / Anne Rakunas Integrated Corporate Relations, Inc. (310) 954-1100